Exhibit 10.21
TRANSDEL PHARMACEUTICALS, INC.
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
     This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Transdel Pharmaceuticals, Inc. (“Company”) and Juliet Singh, Ph.D. (“Employee”) with respect to the following facts:
     A. Employee is currently employed by Company as its Chief Executive Officer pursuant to an Employment Agreement dated June 27, 2007 (“Employment Agreement”) and is currently a director on the Company’s Board of Directors (the “Board”). Employee’s employment will cease effective February 17, 2010 (“Separation Date”). Employee will receive the Severance benefit provided for in Section 9.3 of the Employment Agreement.
     B. During Employee’s employment, Employee has been granted options to purchase an aggregate of 610,000 shares of Company’s common stock (the “Options”) pursuant to the Company’s 2007 Incentive Stock and Awards Plan (the “Plan”). As of Employee’s Separation Date 310,000 of Employee’s Option shares have vested, while 300,000 Option shares remain unvested.
     C. The Company wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment. The parties desire to settle all claims and issues that have, or could have been raised by Employee, in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.
     THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
     1. Severance Package. Company agrees to provide Employee with the following benefits (“Severance Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.
          1.1 Voluntary Resignation of Employment and Director Position. In exchange for the promises set forth herein, Employee is voluntarily resigning her employment and all positions Employee holds with Company, including all officer positions and her position as a director on the Board, effective February 17, 2010 at 5:00 p.m. (Pacific). In order to facilitate her resignation, Employee agrees to execute the Resignation Notice, attached hereto as Exhibit A, concurrently with this Agreement. Company shall list on its Form 8-K and its press release that the reason for Employee’s separation from employment with Company was a voluntary resignation.
          1.2 Accelerated Severance Payment. Pursuant to Section 9.3 of the Employment Agreement, the Company shall pay Employee twelve (12) months of her continued base salary (the “Severance Payment”). The payment of the Severance Payment will be made in accordance with the Company’s standard payroll practices (i.e., payments made twice monthly on the fifteenth and last day of each month), with the first payment due on February 28, 2010. Notwithstanding the foregoing, if the Company completes an equity financing in which it raises at least $5 million through the issuance of its securities, the Company’s duty to make the Severance Payment shall accelerate, and the Company shall pay any remaining balance of the Severance Payment within ten (10) days of the closing of the financing.

          1.3 Acceleration of Vesting of Unvested Stock Options. Employee was previously granted, pursuant to the Company’s Plan, options to purchase up to 610,000 shares of common stock (the “Options”). As of the Separation Date, 310,000 shares subject to the Options will be vested and exercisable. Notwithstanding anything in the Stock Option Agreements evidencing the Options (the “Stock Option Agreements”) to the contrary, the Company agrees to accelerate the vesting of all of Employee’s 300,000 unvested shares of common stock subject to the Options (the “Acceleration Shares”), such that Employee shall be vested in all of the shares subject to the Options as of the Separation Date (including the Acceleration Shares).
          1.4 Extension of Exercise Period. The Company agrees to amend the terms of the Stock Option Agreements evidencing the Options to provide that Employee will have three years from the Separation Date in which to exercise all or a portion of the Options. Except as specifically amended herein, Employee acknowledges that she must exercise her vested options in accordance with the terms and conditions of the Stock Option Agreements evidencing her Options.
          1.5 Consulting Agreement. In exchange for the promises set forth herein, the Company agrees to enter into a Consulting Agreement with Employee, in the form attached hereto as Exhibit B.
          1.6 Health Benefits. For purposes of clarity, Employee shall be entitled to the continued health benefits as provided in Section 9.3 of the Employment Agreement.
     2. Cooperation. Employee agrees that for the next thirty (30) days Employee shall make herself reasonably available by telephone to answer questions and assist Company with the transition of Employee’s duties as may be reasonably necessary in Company’s discretion. As part of this cooperation, Employee shall provide Company with Employee’s professional contact information including, but not limited to, the names, titles, company affiliation, telephone numbers, physical addresses, and email addresses for all of potential investors Employee has had contact with during the last twelve (12) months.
     3. Covenant Not to Solicit Stockholders. Through December 31, 2010, Employee covenants not to solicit votes or encourage other stockholders of Company to take actions or to vote their shares of stock against or in a manner contrary to the actions or matters recommended to Company’s stockholders for approval by a majority of the Board.
     4. Restriction on Transfer of Common Stock. In addition to any other restrictions and limitations on the transfer of any common stock Employee holds as of the Separation Date (the “Securities”) under the applicable federal and state securities laws and the other agreements to which Employee is bound, Employee agrees from the Separation Date through the later of (a) 90 days after the Separation Date or (b) the term of the Consulting Agreement (as defined in Section 2.3 of the Consulting Agreement), each sale of the Securities (which shall include any offer, pledge, contract to sell, any option, right or warrant to sell, lend, or otherwise transfer or dispose of, directly or indirectly, any of the economic consequences of ownership of the Securities) shall be made in compliance with the volume restrictions applicable to an “affiliate” of Company under Rule 144 of the Securities Exchange Act of 1933, as amended.
     5. Mutual General Release.
          5.1 General Release by Employee. Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of

Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and statutory indemnity.
               Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
               Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
          5.2 General Release by Company. The Company, on behalf of itself, its affiliates, successors, heirs, administrators, and assigns, as well as Company’s officers and directors, fully and forever releases Employee, her heirs, administrators and assigns (collectively, “Employee Released Parties”) from any and all claims, losses, liabilities, actions, causes of actions, demands, rights, damages, costs and expenses of any kind, to the fullest extent permitted by law, arising out Employee’s employment or services as an officer or director, except for any claims or causes of action based on fraud, known or unknown, suspected or unsuspected This release is intended to have the broadest possible application and includes but is not limited to any tort other than fraud, contract, common law, constitutional or other statutory claims.
          5.3 Company and Employee each acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Separation Agreement and agree, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
          5.4 Company and Employee each declare and represent that they intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Company and Employee each intend the release herein to be final and complete. Company and Employee each execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
     6. California Civil Code Section 1542 Waiver. Company, on behalf of itself, its affiliates, successors, heirs, administrators, and assigns, and Employee, on her behalf, each expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     7. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Separation Agreement; provided, however, that Employee may file a claim for unemployment benefits and the Company will not take any actions to dispute or challenge Employee’s claim to unemployment benefits.
     8. Mutual Nondisparagement. Employee agrees that Employee will not make any written or verbal statements, or encourage others to make any such statements, that defame, disparage or criticize the personal or business reputation, practices or conduct of Company or any of the other Released Parties. In exchange for Employee’s promises set forth herein, neither the Company nor the members of its Board of Directors will make, and the Company agrees to instruct its officers to not make, any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize Employee or Employee’s personal and/or business reputation.
     9. Confidentiality and Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all Company property must be returned to Company; provided, however, the Employee shall be entitled to keep the blackberry and computer she used during her service at the Company (the “Employee Retained Property”). By signing this Separation Agreement, Employee represents and warrants that Employee has returned to Company all Company property, data and information belonging to Company (other than the Employee Retained Property) and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties (including any confidential or proprietary information of the Company or the Release parties contained on the Employee Retained Property). In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of Company. The Company agrees to allow a representative of Employee to pick up all of Employee’s personal property at the Company’s premises on Friday, February 19, 2010 at 4:00 p.m., or at such other time mutually agreed by the Company and Employee.
     10. Continuing Obligations. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Company’s Information and Inventions Agreement previously signed by Employee.

11. Consideration Period. Employee has until 5:00 p.m. on February 17, 2010 to consider whether or not to enter into this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the day Employee signs this Separation Agreement (“Effective Date”). If the signed Separation Agreement is not received by Company’s legal counsel, Jeff Thacker, DLA Piper, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, Fax No. (858) 638-5128, by 5:00 p.m. Pacific Time on February 17, 2010, Company will assume that Employee is not interested in the Severance Package, the offer will be automatically withdrawn and Company will terminate Employee’s employment without Cause on the Separation Date.
     12. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
     13. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
     14. Legal Representation. Employee acknowledges and agrees that DLA Piper LLP (US) represents only the Company with respect to her separation of employment from Company and this Separation Agreement and that it does not represent Employee. In addition, Employee acknowledges and agrees that she has obtained her own legal counsel to review and negotiate the terms of this Separation Agreement.
     15. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee or the Company, as applicable. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Separation Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Separation Agreement, to the fullest extent permitted by law. Company agrees that in the event an action or proceeding is instituted by the Employee Released Parties in order to enforce the terms or provisions of this Separation Agreement, the Employee Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Separation Agreement, to the fullest extent permitted by law.
     16. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

     17. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Company’s Information and Inventions Agreement previously executed by Employee and Company’s Plan and related stock option agreements, the sections of the Employment Agreement referenced herein and the Consulting Agreement are intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding the subject matters in the Separation Agreement and the Consulting Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 2/17/10	By:	/s/ Juliet Singh

Juliet Singh

Transdel Pharmaceuticals, Inc.

Dated: 2/17/10	By:	/s/ John Lomoro

John Lomoro